Exhibit 10.40

GARDNER DENVER, INC.
SUPPLEMENTAL EXCESS
DEFINED CONTRIBUTION PLAN
(December, 2017 Restatement)

GARDNER DENVER, INC.
SUPPLEMENTAL EXCESS
DEFINED CONTRIBUTION PLAN
(December, 2017 Restatement)

10.5	Forfeiture for Cause	15
10.6	Claims of Other Persons	15
10.7	Severability	15
10.8	Governing Law	16
10.9	Tax Withholding	16
10.10	Offset	16
10.11	Claims Review Procedure	16

ii

GARDNER DENVER, INC. SUPPLEMENTAL EXCESS
DEFINED CONTRIBUTION PLAN
(December 2017 Restatement)

WHEREAS, effective as of March 1, 1994, Gardner Denver, Inc. (heretofore known as Gardner Denver Machinery Inc. and hereinafter referred to as the “Company”) established a supplemental retirement plan for the benefit of a select group of management or highly compensated employees employed by the Company or an Affiliate thereof whose benefits under the Gardner Denver, Inc. Retirement Savings Plan are limited by the provisions of Section 401(a)(17) or Section 415 of the Internal Revenue Code of 1986, as amended, or are reduced otherwise due to participation in a deferred compensation program; and

WHEREAS, effective as of September 1, 1998, the Plan was amended and restated; and

WHEREAS, effective as of January 1, 2008, the Plan was amended and restated to incorporate the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain other changes;

WHEREAS, effective as of December 31, 2016, the Plan was amended and restated to incorporate amendments made since 2008 and to make certain other changes to reflect the Plan’s administration as in effect in 2016;

WHEREAS, the Company desires to amend and restate the Plan as of December, 2017 to make certain revisions, as permitted by Article VIII of the Plan.

NOW, THEREFORE, the Plan is hereby amended and restated in the manner hereinafter set forth, except that where an earlier date is indicated, and the context so requires, the Plan is amended effective as of such earlier date with respect to such provisions and, notwithstanding the effective date of this amended and restated Plan, the Administrator may implement administrative changes necessary to effectuate the Plan changes prior to such date (such as provide open enrollment forms consistent with the changes described in the Plan).

ARTICLE I

DEFINITIONS

1.1          Definitions

Except as otherwise required by the context, the terms used in the Plan shall have the meaning hereinafter set forth.

The term “401(k) Plan” shall mean the Gardner Denver Retirement Savings Plan or any successor thereto, as amended from time to time.

The term “Administrator” shall mean the Committee or a person to whom the Committee has delegated its powers under this Plan to the extent of such delegation.

The term “Affiliate” shall mean any member of a controlled group of corporations (as determined under Section 414(b) of the Code) of which the Company is a member; any member of a group of trades or businesses under common control (as determined under Section 414(c) of the Code) with the Company; and any member of an affiliated service group (as determined under Section 414(m) of the Code) of which the Company is a member.

The term “Basic Contributions” shall mean Pre-Tax and Roth Matched Contributions under the 401(k) Plan.

The term “Beneficiary” shall mean the person(s) who shall be entitled to receive a distribution hereunder in the event a Participant dies before his or her interest under the Plan has been distributed to him in full.  The Participant shall be entitled to make (and change) a Beneficiary designation in accordance with the procedures established by the Company.

The term “Board” shall mean the Board of Directors of the Company.

The term “Cause” shall mean (1) violation of any employment, non-compete, confidentiality or other agreement in effect with the Company or any Affiliate, or the Company’s or an Affiliate’s code of ethics, as then in effect, (2) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (3) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, or taking any action which damages or negatively reflects on the reputation of the Company or an Affiliate, (4) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition or a violation of any other federal, state, or local law in connection with the Participant’s employment or service, (5) breach of any fiduciary duty to the Company or an Affiliate, or (6) conviction of a felony.

The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.  Reference to a section of the Code shall include such section and any comparable sections of any future legislation that amends, supplements, or supersedes such section, and any regulations thereunder.

The term “Committee” shall mean the Compensation Committee of the Board.

The term “Company” shall mean Gardner Denver, Inc., its corporate successors, and the surviving corporation resulting from any merger of Gardner Denver, Inc. with any other corporation or corporations.

The term “Compensation” shall mean:

(1)       the total wages and salary, including overtime payments, commissions, performance-based bonuses and other monetary remuneration, if any, which is included in a Participant’s gross pay with respect to a month for services rendered to an Employer, but excluding any relocation expense reimbursements (including mortgage interest differentials) or other expense allowances or similar items, foreign service premiums and allowances, severance pay (whether paid periodically or in a lump sum), and amounts received in connection with any equity compensation (whether received upon grant, exercise or otherwise), plus

(2)       Basic Contributions made on behalf of such Participant on a pre-tax basis under the 401(k) and Supplemental Basic Contributions credited to such Participant under Section 3.1(1) of the Plan.

The term “Employer” shall mean the Company as well as any Affiliate which may adopt the Plan in accordance with the provisions of Article IX.

The term “MIP” shall mean the Gardner Denver, Inc. Management Incentive Program, or such successor or other bonus program specified by the Company in its discretion.

The term “Participant” shall mean any employee of an Employer or any other individual who participates in the Plan pursuant to Article II of the Plan.  Where the context so requires, a Participant also means a former employee or Beneficiary entitled to receive a benefit hereunder.

The term “Plan” shall mean the Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan as set forth herein, as it may be amended from time to time.

The term “Separate Account” shall mean each of the accounts maintained in the name of a Participant pursuant to Section 4.1 of the Plan.

The term “Specified Employee” means a specified employee determined in accordance with the meaning of such term under Code Section 409A.  The Company shall determine whether an individual is a Specified Employee by applying reasonable specified employee identification procedures set forth in a resolution of the Board.

The term “Supplemental Basic Account” shall mean the Separate Account to which Supplemental Basic Contributions and Supplemental MIP Contributions are credited in accordance with the provisions of Sections 3.1 and 4.1 of the Plan.

The term “Supplemental Basic Contributions” shall mean the pre-tax contributions deducted from the Participant’s Compensation pursuant to Section 3.1(1) of the Plan.

The term “Supplemental Matching Account” shall mean the Separate Account to which Supplemental Matching Contributions are credited in accordance with the provisions of Sections 3.2 and 4.1 of the Plan.

The term “Supplemental Matching Contributions” shall mean the Employer contributions credited to a Participant under the Plan pursuant to Section 3.2.

The term “Supplemental MIP Contributions” shall mean the contributions deducted from the Participant’s MIP payment in accordance with the provisions of Section 3.1(2) of the Plan.

The term “Supplemental Non-Elective Account” shall mean the Separate Account to which Supplemental Non-Elective Contributions are credited in accordance with the provisions of Sections 3.3 and 4.1 of the Plan.

The term “Supplemental Non-Elective Contributions” shall mean the contributions credited under the Plan pursuant to Section 3.3 of the Plan to each Participant who participated in the Gardner Denver, Inc. Supplemental Excess Defined Benefit Plan on October 31, 2006 and each such other Participant, if any, as may be so designated by the Chief Executive Officer of the Company and/or the Board (or a committee thereof) as eligible to have such Supplemental Non-Elective Contributions credited to his or her Supplemental Non-Elective Account.  Notwithstanding the foregoing, a Participant who was hired or rehired on or after July 30, 2013 shall not be eligible to receive Supplemental Non-Elective Contributions.

The term “Termination” shall mean a termination of services from the Company and its Affiliates for any reason.  A Participant shall be deemed to have terminated services if the Company and the Participant reasonably anticipate a permanent reduction in his or her level of bona fide services to a level less than twenty-one percent (21%) of the average level of bona fide services provided by the Participant in the immediately preceding 36-month period.  Notwithstanding the preceding sentence, no termination of services shall occur (1) while the Participant is on military leave, sick leave, or other bona fide leave of absence which does not exceed six months or such longer period during which the Participant retains a right to reemployment with the Company pursuant to law or by contract; or (2) while the Participant is on a leave of absence due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six months or more and results in the Participant being unable to perform services for the Company in his or her position or a substantially similar position and such leave does not exceed 29 months.  A leave of absence will be a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.  A Participant who transfers employment to any subsidiary of the Company or other entity in which the Company has a fifty percent (50%) or greater ownership interest shall be deemed not to have terminated employment as long as such Participant is an employee of such a subsidiary or entity.  Such term shall be construed in a manner consistent with Section 409A of the Code.

1.2          Construction Where necessary or appropriate to the meaning hereof, the singular shall be deemed to include the plural, the plural to include the singular, the masculine to include the feminine, and the feminine to include the masculine.

ARTICLE II

ELIGIBILITY
2.1          Eligibility.

(1)       Any employee of an Employer in a Salary Grade 20 or higher position is automatically eligible to participate in the Plan.

(2)       Any other person that the Administrator selects for participation in the Plan shall be eligible to participate, effective upon the date the Administrator selects such person for participation.

(3)       Notwithstanding the foregoing, any individual who, prior to December 1, 2017 was a Participant in the Plan shall remain eligible until such individual’s Termination, or until the Administrator decides otherwise.

ARTICLE III

SUPPLEMENTAL CONTRIBUTIONS

3.1          Employee Pre-tax Contributions

(1)       Supplemental Basic Contributions.  As soon as practicable after the end of each pay period, the Supplemental Basic Accounts (pre-tax) of each Participant shall be credited with Supplemental Basic Contributions equal to the Basic Contributions that would have been contributed to the 401(k) Plan on his or her behalf for such pay period except for the provisions of Sections 401(k), 401(a)(17), 402(g) and Section 415 of the Code and that were deferred from his or her Compensation in accordance with a duly executed and filed Compensation reduction authorization form; provided, that:

(a)         In no event shall Supplemental Basic Contributions, when added to the amount of Basic Contributions for such Participant for such pay period under the 401(k) Plan, exceed the maximum percentage of such Participant’s Compensation permitted to be deferred under the 401(k) Plan on behalf of such Participant.

(b)         A Participant’s election to participate in this Plan must be properly filed, as prescribed by the Company, but in no event later than the day immediately preceding the first day of the calendar year to which it relates.  Notwithstanding the foregoing, the Company may, in its sole discretion, permit deferral elections at other times to the extent consistent with Code Section 409A.

(c)         A Participant’s election shall be irrevocable with respect to Compensation earned during the calendar year (or other period) to which the election relates. A Participant’s election to defer compensation shall not carry over from year to year unless otherwise allowed by the Administrator in its sole discretion.

(d)         In no event shall the election with respect to Supplemental Basic Contributions include any portion of any Compensation payable under the MIP.

(2)       Supplemental MIP Contributions.  A Participant shall be permitted to make a separate election to defer all or a portion of his or her Compensation payable under the MIP.  A Participant’s Supplemental Basic Account shall be credited, as soon as practicable after the date the MIP amount is payable, with the amount deferred hereunder in accordance with the following, as determined by the Company:

(a)         A Participant’s MIP election may be made at the same time as the Supplemental Basic Contributions election is made pursuant to subsection (1)(b).

(b)         To the extent the MIP provides for performance-based compensation as determined under Section 409A of the Code, the Company may permit a Participant to make an election no later than six months before the end of the applicable performance period, provided that the Participant performs services continuously from the later of the beginning of such performance period or the date the performance criteria are established through the date an election is made under this Section and provided further that in no event may an election to defer compensation payable under the MIP be made after such Compensation has become readily ascertainable.

(c)          A Participant’s MIP election shall be irrevocable with respect to Compensation earned under the MIP for the calendar year (or other period) to which the election relates.  A Participant’s MIP election shall not carry over from year to year unless otherwise allowed by the Administrator in its sole discretion.

(3)       Other Compensation Contributions.  A Participant shall be permitted to make a separate election to defer any other compensation that the Administrator designates is eligible for deferral hereunder.

(4)       Rules for Deferrals.  All elections shall be made in such form and at such times as are determined by the Company.  If a Participant elects to defer more than ninety percent (90%) of his or her MIP payment, then such deferral shall be made after applicable FICA taxes are deducted therefrom.

(5)       Cancellation of Deferral Elections.  If the Administrator determines that a Participant’s deferral elections made according to this Section 3.1 must be cancelled for the Participant to receive a hardship distribution under the 401(k) Plan (or any other 401(k) plan maintained by the Company or an Affiliate), then the Participant’s deferral election(s) shall be cancelled.  A Participant whose deferral election(s) are canceled pursuant to this subsection (5) may make new deferral elections with respect to future calendar years, unless otherwise prohibited by the Company.

3.2          Supplemental Matching Contributions.  As soon as practicable after the end of each pay period, the Supplemental Matching Account of each Participant shall be credited with Supplemental Matching Contributions equal to the amount that would have been contributed by his or her Employer under the 401(k) Plan for such pay period as matching contributions if Basic Contributions had been contributed thereunder in the amount of the Supplemental Basic Contributions and Supplemental MIP Contributions credited under this Plan on such Participant’s behalf for such pay period without regard to the limitations under Sections 401(k), 401(a)(17), 402(g) and Section 415 of the Code.

3.3          Supplemental Non-Elective Contributions. As of each pay date prior to January 1, 2015, the Supplemental Non-Elective Account of each Participant who was hired or rehired before July 30, 2013 and who had been designated by the Chief Executive Officer of the Company and/or the Board (or a committee thereof), in his and/or its sole discretion, as being eligible to receive Supplemental Non-Elective Contributions credits shall be credited with Supplemental Non-Elective Contributions equal to twelve percent (12%) of such Participant’s Compensation which, when added to such Participant’s Compensation for all prior pay periods during the calendar year, is in excess of the limitation set forth in Code Section 401(a)(17).  A Participant who was hired or rehired on or after July 30, 2013 shall not be eligible to receive Supplemental Non-Elective Contributions.  No Supplemental Non-Elective Contributions shall be made after 2014.

ARTICLE IV

SEPARATE ACCOUNTS

4.1          Types of Separate Accounts.  Each Participant shall have established in his or her name Separate Accounts which shall reflect the type of contributions described below as well as any earnings (or losses) credited thereon pursuant to Section 4.2.  Such Separate Accounts shall be as follows:

(1)       a Supplemental Basic Account, which shall reflect the Supplemental Basic Contributions credited to a Participant pursuant to Section 3.1(1), the Supplemental MIP Contributions credited to a Participant under Section 3.1(2), and any other compensation contributions credited to a Participant under Section 3.1(3);

(2)       a Supplemental Matching Account, which shall reflect the Supplemental Matching Contributions credited to a Participant pursuant to Section 3.2; and

(3)       a Supplemental Non-Elective Account, which shall reflect the Supplemental Non-Elective Contributions credited to a Participant pursuant to Section 3.3.

The Separate Accounts may include one or more sub-accounts to reflect the form of payment applicable to the balance in such sub-account.

4.2          Deemed Investments.  All Separate Accounts of a Participant shall be deemed each business day to be credited with earnings (and losses) equal to the earnings and losses in such investment(s) as may be permitted by the Company from time to time and as the Participant may elect in such form, time and manner as the Company may prescribe.  Investments in which the Separate Accounts may be permitted to be deemed invested in accordance with this Section shall be substantially similar in the aggregate to those available under the 401(k) Plan, but in no event may they be permitted to be deemed invested in the common stock of the Company.

ARTICLE V

DISTRIBUTION

5.1          Vesting.  Subject to Section 10.5, a Participant shall be 100 percent vested in the balance credited to all of his or her Separate Accounts other than the Supplemental Non-Elective Account.  A Participant shall be vested in the balance of his or her Supplemental Non-Elective Account based on Years of Vesting Service, as determined under the 401(k) Plan, in accordance with the following schedule:

Full Years of Vesting Service	Vested Interest

Less than 3 Years	0%
3 Years or More	100%

5.2          Time and Form of Payment Elections.  The vested balance credited to a Participant’s Separate Accounts shall be distributed to such Participant in the form elected by the Participant.  Except as otherwise provided in Section 5.3, a Participant may elect, in accordance with such procedures as the Company may establish from time to time, to have his or her vested balance distributed in either:

(1)       a single lump sum payment within ninety (90) days following the date the Participant Terminates;

(2)       a single lump sum payment payable on March 1 of the calendar year following the calendar year in which the Participant Terminates, or as soon as practicable thereafter;

(3)       with respect to contributions made for periods after December 31, 2017, five (5) annual installment payments, commencing within ninety (90) days following the date the Participant Terminates; or

(4)       with respect to contributions made for periods after December 31, 2017, ten (10) annual installment payments, commencing within ninety (90) days following the date the Participant Terminates.

If a Participant elects installment payments, after the first installment is paid, all subsequent installments will be paid in the first calendar quarter of each year beginning with the year after the year in which the first installment is paid.

A Participant must make his or her election at the same time as he or she files an initial deferral election.  If a Participant fails to make an election at the time he or she files an initial deferral election, such Participant will be deemed to have elected to have his or her vested balance distributed in a single lump sum payment within ninety (90) days following the date the Participant Terminates. A Participant’s election, including a deemed election, is final and binding and cannot be changed in the future.

Notwithstanding the foregoing, a Participant who will be eligible for contributions with respect to periods after December 31, 2017 will be permitted to elect a time and form of payment for such post-2017 contributions from the options listed above during the enrollment period with respect to the 2018 calendar year.  In the absence of an election, the prior election on file will continue to be effective.  Such an election is final and binding and cannot be changed in the future.

5.3          Specified Employee Restriction.  Notwithstanding the foregoing, distribution shall be made on the first payroll date which is more than six (6) months after the date of a Participant’s Termination with respect to the payment of benefits on termination of employment to a Participant who is determined to be a Specified Employee, to the extent required to avoid the adverse tax consequences to the Participant under Section 409A of the Code, or, if earlier, death.

5.4          Preservation of Prior Distribution Rules.  If the Plan previously allowed times and forms of payment different than those currently permitted by Section 5.2, then amounts deferred prior to January 1, 2018 shall be distributed according to those times and forms of payment.

ARTICLE VI

BENEFICIARIES

In the event a Participant dies before his or her vested interest under the Plan has been distributed to him or her in full, any remaining vested interest shall be distributed pursuant to Article V to his or her Beneficiary.  Notwithstanding the foregoing, if (a) any designated Beneficiary predeceases the Participant (or dies at the same time as the Participant), then the portion of the vested interest that would have been paid to such Beneficiary shall instead be paid to the Participant’s estate, and (b) any designated Beneficiary dies after the Participant but before receiving his or her entire amount due hereunder, the remainder of such amount shall be paid to the Beneficiary’s estate.  Payment shall be made at the same time payment would have been made to the Participant.

ARTICLE VII

ADMINISTRATIVE PROVISIONS

7.1          Administration.  The Plan shall be administered by the Administrator, which shall administer it in a manner consistent with the terms hereof and otherwise consistent with the administration of the 401(k) Plan, except that the Plan shall be administered as an unfunded plan not intended to meet the qualification requirements of Section 401 of the Code.

7.2          Powers and Authorities of the Administrator.  The Administrator shall have full power, authority and discretion to interpret, construe and administer the Plan and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, shall be binding and conclusive on all persons for all purposes.  The Administrator may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder.  The Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith.  No individual shall participate in any action or determination regarding his or her own benefits, if any, payable under the Plan.

7.3          Indemnification.  In addition to whatever rights of indemnification the Administrator may be entitled under the articles of incorporation, regulations, or by-laws of the Company, under any provision of law, or under any other agreement, the Company shall satisfy any liability actually and reasonably incurred by the Administrator, including expenses, attorneys’ fees, judgments, fines, and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the Administrator’s exercise or failure to exercise the powers, authority, responsibilities, or discretion provided under the Plan.

ARTICLE VIII

AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate the Plan at any time by action of the Committee; provided, however, that no such action shall adversely affect any Participant who is receiving supplemental benefits under the Plan or whose Separate Accounts are credited with any contributions thereto, unless an equivalent benefit is provided under another plan or program sponsored by the Employer.

ARTICLE IX

ADOPTION BY AFFILIATES

Any Affiliate of the Company which is not already an Employer may, with the consent of the Company, adopt the Plan and become the Employer hereunder by causing an appropriate written instrument evidencing such adoption to be executed pursuant to the authority of its Board of Directors and filed with the Company.

ARTICLE X

MISCELLANEOUS

10.1        Non-Alienation of Benefits.  No benefit under the Plan shall at any time be subject in any manner to alienation or encumbrance.  If any Participant or Beneficiary shall attempt to, or shall, alienate or in any way encumber his or her benefits under the Plan, or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time any such benefits would otherwise be received by anyone else or would not be enjoyed by him or her, then his or her interest in all such benefits shall automatically terminate and the same shall be held or applied to or for the benefit of such person, his or her spouse, children or other dependents as the Administrator may select.  As a result of this provision, a Participant may not borrow money from the Plan or otherwise pledge his or her benefits under the Plan as collateral for a loan.

10.2        Payment of Benefits to Others.  If any Participant or Beneficiary to whom a benefit is payable is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Administrator to be maintaining or responsible for the maintenance of such person.  Any payment made in accordance with the provisions of this Section 10.2 shall be a complete discharge of any liability of the Plan with respect to the benefit so paid.

10.3        Plan Non-Contractual.  Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Employer to continue his or her employment with the Employer, and nothing herein contained shall be construed as a commitment on the part of the Employer to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.

10.4        Funding.  In order to provide a source of payment for its obligations under the Plan, the Company may establish a trust fund.  Subject to the provisions of the trust agreement governing such trust fund, the obligation of the Employer under the Plan to provide a Participant or a Beneficiary with a benefit constitutes the unsecured promise of such Employer to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Employer.

10.5        Forfeiture for Cause.  Notwithstanding any other provision of the Plan, if a Participant’s Termination is for Cause, or if it is determined by the Company after a Participant’s Termination other than for Cause that the Participant could have been Terminated for Cause had all the facts been known to the Company at the time of Termination, then the Company may determine in its sole discretion that such Participant’s Supplemental Matching Account and Supplemental Non-Elective Account under the Plan shall be forfeited and shall not be payable hereunder.

10.6        Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Employer, its officers, employees or directors except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

10.7        Severability.  The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

10.8        Governing Law.  The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Wisconsin to the extent not preempted by Federal law.

10.9        Tax Withholding.  The Company or any Affiliate shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash sufficient to satisfy the Company’s or Affiliate’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment.  In addition, if  prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Participant’s Account balance shall be reduced by the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the Code Section 3401 wages and taxes, but no greater than the aggregate of the FICA tax amount and the income tax withholding related to such FICA tax amount.

10.10      Offset.  The Company or any Affiliate shall have the right to offset from the benefits payable hereunder (at the time such benefit would have otherwise been paid) any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his or her Beneficiary, in the event of the Participant’s death).

10.11      Claims Review Procedure.

(1)       A Participant or Beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her representative, may file a written request for such benefit with his or her local human resources representative setting forth his or her claim.  Claimant must file his or her claim no later than one (1) year after the date the payment should have been made according to the terms of this Plan.

(2)       Upon receipt of a claim, the local human resources representative shall make a determination of the claim and provide written notice thereof to the Claimant within ninety (90) days of receipt of such claim.  However, the local human resources representative may extend the reply period for an additional ninety (90) days for reasonable cause.  If the reply period will be extended, the local human resources representative shall advise the Claimant in writing during the initial ninety (90)-day period indicating the special circumstances requiring an extension and the date by which the local human resources representative expects to render the benefit determination.  If the claim is denied in whole or in part, the local human resources representative will render a written opinion using language calculated to be understood by the Claimant setting forth the information required by ERISA.

(3)       Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Corporate Human Resources Manager review the local human resources representative’s prior determination.  Such request must be addressed to:  Corporate Human Resources Manager, Gardner Denver, 222 East Erie Street, Suite 500, Milwaukee, WI 53202.  The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.  The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the local human resources representative in making his or her initial claims decision, (ii) was submitted, considered or generated in the course of the local human resources representative making his or her initial claims decision, without regard to whether such instrument was actually relied upon by the local human resources representative in making his or her decision or (iii) demonstrates compliance by the local human resources representative with his or her administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants.  If the Claimant does not request a review of the local human resources representative’s determination within such sixty (60)-day period, he or she shall be barred and estopped from challenging such determination.

Within a reasonable period of time, ordinarily not later than sixty (60) days, after the Corporate Human Resources Manager’s receipt of a request for review, it will review the  prior determination.  If special circumstances require that the sixty (60)-day time period be extended, the Corporate Human Resources Manager will so notify the Claimant within the initial sixty (60)-day period indicating the special circumstances requiring an extension and the date by which the Corporate Human Resources Manager expects to render his or her decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review.  The Corporate Human Resources Manager has discretionary authority to determine eligibility for benefits and to interpret the terms of the Plan.  Benefits under the Plan will be paid only if the Corporate Human Resources Manager decides in his or her discretion that the applicant is entitled to them.  The decision of the Corporate Human Resources Manager shall be final and non-reviewable unless found to be arbitrary and capricious by a court of competent review.  Such decision will be binding upon the Employer and the Claimant.  If the Corporate Human Resources Manager makes an adverse benefit determination on review, the Corporate Human Resources Manager will render a written opinion using language calculated to be understood by the Claimant setting forth the information required by ERISA.

GARDNER DENVER, INC.

By:
	Title:	Chief Executive Officer

Date:

By:
Title: Vice President and Chief Compliance Officer, General Counsel and Secretary

Date: